SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

January 29, 2014

Date of Report (Date of Earliest Event Reported)

Total System Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Georgia	1-10254	58-1493818
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One TSYS Way, Columbus, Georgia 31901

(Address of principal executive offices) (Zip Code)

(706) 649-2310

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 29, 2014, the Board of Directors of Total System Services, Inc. (“TSYS”) elected William M. Isaac and Connie D. McDaniel as directors of TSYS, effective immediately, to serve until TSYS’ 2014 Annual Meeting of Shareholders. Mr. Isaac is Senior Managing Director of FTI Consulting and, before her retirement, Ms. McDaniel served as Vice President and Chief of Internal Audit of The Coca-Cola Company. In connection with their elections, the Board of Directors increased its size from 13 to 15 directors, and Mr. Isaac and Ms. McDaniel joined the Board of Directors to fill the resulting vacancies.

Mr. Isaac was also appointed as a member of the Corporate Governance and Nominating Committee and as a member of the Technology Committee. It is expected that Ms. McDaniel will be appointed as a member of the Audit Committee at a later date during 2014.

The Board of Directors has determined that each of Mr. Isaac and Ms. McDaniel is an independent director under the New York Stock Exchange listing standards and TSYS’ independence guidelines, as set forth in its Corporate Governance Guidelines.

Mr. Isaac and Ms. McDaniel will participate in the compensation program for non-employee directors as described on pages 12 through 14 of TSYS’ Proxy Statement for its Annual Meeting of Shareholders held on April 30, 2013 (filed with the Securities and Exchange Commission on March 15, 2013), with such compensation to initially be paid on a pro rata basis. In connection with their appointment to TSYS’ Board, TSYS will enter into the form of indemnification agreement for directors, a copy of which is filed as Exhibit 10.1 to TSYS’ Current Report on From 8-K dated July 25, 2007, with Mr. Isaac and Ms. McDaniel.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, TSYS has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOTAL SYSTEM SERVICES, INC.

Dated: January 29, 2014	By:	/s/ Kathleen Moates
Kathleen Moates Senior Deputy General Counsel

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